EXHIBIT 99.3

News Release

Westmoreland Enters Agreement to Sell ROVA for $5 Million in Cash

Englewood, CO – August 3, 2017 – Westmoreland Coal Company (Nasdaq:WLB) today announced that it has entered into a definitive agreement to sell its Roanoke Valley Power Facility (“ROVA”) for $5 million in cash to ROVA Venture, LLC.

“In December 2016, we amended our ROVA contract, relieving us from the obligation to operate the plant. This allowed us to more aggressively pursue the sale that we are announcing today. Additionally, we continue to anticipate the return of approximately $10 million of cash collateral this year related to ROVA power contracts,” said Kevin Paprzycki, Westmoreland’s Chief Executive Officer. “Our team did a great job executing this transaction and maximizing the realized value for the asset. This sale and the collateral return are meaningful steps towards our 2017 goals of achieving final resolutions on our two non-core assets and strengthening our balance sheet.”

The closing of the transaction, subject to customary terms and conditions, is expected to occur on or before September 30, 2017. The sale includes all the assets of ROVA. Westmoreland will retain approximately $2.7 million of reclamation liabilities related to offsite ash storage.

About Westmoreland Coal Company

Westmoreland Coal Company is the oldest independent coal company in the United States.  Westmoreland’s coal operations include surface coal mines in the United States and Canada, underground coal mines in Ohio and New Mexico, a char production facility, and a 50% interest in an activated carbon plant.  Westmoreland also owns the general partner of and a majority interest in Westmoreland Resource Partners, LP, a publicly-traded coal master limited partnership (NYSE:WMLP).  For more information, visit www.westmoreland.com.

Cautionary Note Regarding Forward-Looking Statements

Forward-looking statements are based on Westmoreland’s current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those contemplated by the forward-looking statements. Westmoreland cautions you against relying on any of these forward-looking statements. They are statements neither of historical fact nor guarantees or assurances of future performance. Possible events or factors that could cause actual results or performance to differ materially from those anticipated in Westmoreland’s forward-looking statements include, but are not limited to the following:

•	Westmoreland’s ability to consummate the sale of the ROVA and Coal Valley facilities on reasonable terms or at all;

•
existing and future legislation and regulation affecting both Westmoreland’s coal mining operations and its customers' coal usage, governmental policies and taxes, including those aimed at reducing emissions of elements such as mercury, sulfur dioxides, nitrogen oxides, particulate matter or greenhouse gases;

•	the effect of the Environmental Protection Agency's and Canadian and provincial governments' inquiries and regulations on the operations of the power plants to which Westmoreland provides coal;

•	Alberta's Climate Leadership Plan to phase out coal-fired electricity generation by 2030;

EXHIBIT 99.3

•	Westmoreland’s substantial level of indebtedness and its ability to adhere to financial covenants related to its borrowing arrangements;

•	Westmoreland’s relationships with, and other conditions affecting, its customers, including how power prices affect its customers’ decision to run their plants;

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seasonal variations and inclement weather, which may cause fluctuations in Westmoreland’s operating results, profitability, cash flow and working capital needs related to Westmoreland’s operating segments;

•	Westmoreland’s ability to manage the San Juan entities;

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the effect of legal and administrative proceedings, settlements, investigations and claims, including any related to citations and orders issued by regulatory authorities, and the availability of related insurance coverage;

•	changes in Westmoreland’s post-retirement medical benefit and pension obligations and the impact of the recently enacted healthcare legislation on Westmoreland’s employee health benefit costs;

•	inaccuracies in the estimates of Westmoreland’s coal reserves;

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Westmoreland’s potential inability to expand or continue current coal operations due to limitations in obtaining bonding capacity for new mining permits, and/or increases in Westmoreland’s mining costs as a result of increased bonding expenses;

•	the effect of prolonged maintenance or unplanned outages at Westmoreland’s operations or those of its major power generating customers;

•	the inability to control costs, recognize favorable tax credits and/or receive adequate train traffic at Westmoreland’s open market mine operations;

•	the ability or inability of Westmoreland’s power hedging arrangements to generate cash;

•	competition within Westmoreland’s industry and with producers of competing energy sources;

•	the availability and costs of key supplies or commodities, such as diesel fuel, steel and explosives;

•	potential title defects or loss of leasehold interests in Westmoreland’s properties, which could result in unanticipated costs or an inability to mine the properties; and

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and other risks, uncertainties and assumptions described in Westmoreland’s periodic filings with the Securities and Exchange Commission, including in "Risk Factors" in Westmoreland’s most recent Annual Report on Form 10-K and subsequent filings.

Any forward-looking statements made by Westmoreland in this news release speak only as of the date on which it was made. Westmoreland undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

For further information please contact

Gary Kohn
Chief Financial Officer
1-720-354-4467
gkohn@westmoreland.com